EXHIBIT 4.2
6.375 % Directly-Issued Subordinated Capital Securities (DISCSSM )
due 2067
FIRST SUPPLEMENTAL INDENTURE
between
THE CHUBB CORPORATION
and
THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee
Supplemental to Junior Subordinated Indenture
Dated as of March 29, 2007

i

ii

          FIRST SUPPLEMENTAL INDENTURE, dated as of March 29, 2007 (the “First Supplemental Indenture”), between THE CHUBB CORPORATION, a New Jersey corporation (the “Company”), having its principal office at 15 Mountain View Road, Warren, NJ 07061, and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (hereinafter called the “Trustee”).
RECITALS OF THE COMPANY
          The Company and the Trustee entered into an Indenture, dated as of March 29, 2007 (as it may from time to time be supplemented or amended, the “Indenture”). Section 901 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Section 201 or 301 thereof.
          Pursuant to Sections 201 and 301 of the Indenture, the Company desires to provide for the establishment of a series of Securities under the Indenture, and the form and terms thereof, as hereinafter set forth.
          The Company has requested that the Trustee execute and deliver this First Supplemental Indenture. The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 102, 303 and 903 of the Indenture to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this First Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.
          NOW, THEREFORE: For and in consideration of the premises and the purchase of the Debentures (as herein defined) by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debentures, as follows:
ARTICLE 1
DEFINITIONS
          Section 1.01. Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
     (a) The terms defined in the Indenture (as defined herein) have the same meaning when used in this First Supplemental Indenture unless otherwise defined herein.
     (b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

     (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this First Supplemental Indenture.
     (d) Any reference herein to “interest” shall include any Additional Interest.
          In addition, the following terms used in this First Supplemental Indenture have the following respective meanings:
          “Additional Interest” means the interest, if any, that shall accrue on any interest on the Debentures the payment of which has not been made on the applicable Interest Payment Date.
          “APM Period” means, with respect to any Deferral Period, the period commencing on the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the Debentures (which the Company may do from any source of funds) or (ii) the fifth anniversary of the commencement of the Deferral Period, if on such date such Deferral Period has not ended, and ending on the next Interest Payment Date on which the Company raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including Additional Interest, on the Debentures.
          “APM Qualifying Securities” means Common Stock, Qualifying Preferred Stock, Qualifying Warrants, and Mandatorily Convertible Preferred Stock.
          “Applicable Spread” means, with respect to a redemption of the Debentures, 0.50% in the case of a Tax Event or a Rating Agency Event and 0.25% in all other cases.
          “Business Combination” means any transaction that is subject to Section 801 of the Indenture.
          “Calculation Agent” means, with respect to the Debentures, The Bank of New York Trust Company, N.A., or any other firm appointed by the Company, acting as calculation agent in respect of the Debentures.
          “Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries of the Company in public offerings or private placements. The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.
          “Commercially Reasonable Efforts” to sell APM Qualifying Securities means commercially reasonable efforts to complete the offer and sale of APM Qualifying Securities to third parties other than Subsidiaries of the Company in public offerings or private placements. The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of APM Qualifying Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.
          “Common Stock” means the Company’s common stock (including treasury shares of common stock), common stock of the Company issued pursuant to any dividend reinvestment plan or the Company’s employee benefit plans, a security of the Company, ranking upon liquidation, dissolution or winding up of the Company junior to Qualifying Preferred Stock and pari passu with the Company’s common stock, that tracks the performance of, or relates to the results of, a business, unit or division of the Company, and any securities issued in exchange therefore in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.
          “Common Equity Issuance Cap” has the meaning specified in Section 2.06(a).
          “Company” has the meaning specified in the Recitals.
          “Continuing Director”, in respect of any transaction that may constitute a Business Combination for purposes of this Agreement, means a director who was a director of the Company at the time the definite agreement relating to such transaction was approved by the Board of Directors.
          “Current Stock Market Price” means, with respect to the Company’s common stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, (ii) if the Company’s common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Company’s common stock is traded or quoted on the relevant date or, (iii) if the Company’s common stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for the Company’s common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iv) if the Company’s common stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Company’s common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
          “Debentures” has the meaning specified in Section 2.01.
          “Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.05 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Debentures.
          “Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of APM Qualifying Securities

(excluding sales of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock in excess of the Preferred Stock Issuance Cap) to persons that are not the Company’s Subsidiaries.
          “Final Maturity Date” has the meaning specified in Section 2.02(b).
          “First Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto.
          “Floating Rate Interest Period” the period beginning on and including April 15, 2017 and ending on but excluding the next Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date.
          “Indenture” has the meaning specified in the Recitals.
          “Interest Payment Dates” shall have the meaning specified in Section 2.04.
          “Interest Period” means a Semi-Annual Interest Period or a Floating Rate Interest Period, as the case may be.
          “Libor Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Floating Rate Interest Period.
          “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.
          “Make-Whole Redemption Price” means, with respect to a redemption of the Debentures in whole or in part, the present value of a principal payment on April 15, 2017 and scheduled payments of interest that would have accrued from the Redemption Date to April 15, 2017 on the Debentures being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as determined and provided to the Calculation Agent by the Treasury Dealer) plus the Applicable Spread, plus accrued and unpaid interest to the redemption date, determined by the Calculation Agent.
          “Mandatorily Convertible Preferred Stock” means Preferred Stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the Preferred Stock converts into the Company’s Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the Preferred Stock.
          “Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.02 or APM Qualifying Securities pursuant to Section 2.05 or 2.06, the occurrence or existence of any of the following events or sets of circumstances:

     (i) Trading in securities generally, or shares of the Company’s securities specifically, on the New York Stock Exchange or any other national securities exchange or in the over-the-counter market on which the Common Stock or Qualifying Capital Securities, as the case may be, are then listed or traded is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or market by the Commission, by the relevant exchange or by any other regulatory agency or governmental body having jurisdiction and such suspension, disruption, or the establishment of such minimum price, has a material adverse effect on trading in, and the issuance and sale of, the Company’s Common Stock or Qualifying Capital Securities, as the case may be;
     (ii) The Company would be required to obtain the consent or approval of the Company’s stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell APM Qualifying Securities pursuant to Section 2.06 or to issue Qualifying Capital Securities pursuant to Section 2.02, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;
     (iii) A banking moratorium occurs or shall have been declared by the federal or state authorities of the United States such that market trading in the APM Qualifying Securities or the Qualifying Capital Securities, as applicable, is disrupted or has ceased;
     (iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the APM Qualifying Securities or the Qualifying Capital Securities, as applicable, is disrupted or has ceased;
     (v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the APM Qualifying Securities or the Qualifying Capital Securities, as applicable, is disrupted or has ceased;
     (vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including, without limitation, as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that trading APM Qualifying Securities or Qualifying Capital Securities, as applicable, shall have been materially disrupted or has ceased;
     (vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of APM Qualifying Securities or Qualifying Capital Securities, as the case may be, would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x)

the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (y) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any 360-day period; or
     (viii) The Company reasonably believes that the offering document for such offer and sale of APM Qualifying Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in clause (vii) above), and the Company determines it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this clause (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (viii) shall not exceed an aggregate of 180 days in any 360-day period.
          “Pari Passu Securities” means indebtedness of the Company that ranks in right of payment upon liquidation, dissolution or winding-up on a parity with the Debentures, and includes the Debentures.
          “Preferred Stock” means the preferred stock of the Company.
          “Preferred Stock Issuance Cap” has the meaning specified in Section 2.06(a).
          “Qualifying Preferred Stock” means the Company’s non-cumulative perpetual Preferred Stock that ranks pari passu with or junior to all of the Company’s other Preferred Stock, other than Preferred Stock that is issued or issuable pursuant to a stockholders’ rights plan or similar plan or arrangement, is perpetual and (a) is subject to a Qualifying Capital Replacement Covenant (as such term is defined in the Replacement Capital Covenant) or (b) is subject to both (i) mandatory suspension of dividends in the event the Company breaches certain financial metrics specified within the offering documents for such Preferred Stock and (ii) “Intent-Based Replacement Disclosure” (as such term is defined in the Replacement Capital Covenant). Additionally, in both (a) and (b) above, the transaction documents shall provide for no remedies as a consequence of non-payment of distributions other than “Permitted Remedies” (as such term is defined in the Replacement Capital Covenant).
          “Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.
          “Qualifying Warrants” means any net share settled warrants to purchase Common Stock that (1) have an exercise price greater than the Current Stock Market Price of the Common Stock, and (2) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to purchase for cash in any circumstances.
          “Quarterly Interest Payment Date” shall have the meaning specified in Section 2.04.

          “Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, that currently publishes a rating for the Company (in this definition, a “rating agency”) to its equity credit criteria for securities such as the Debentures, as such criteria was in effect on March 26, 2007 (in this definition, the “current criteria”), which change results in (x) the length of time for which such current criteria is scheduled to be in effect is shortened with respect to the Debentures, or (y) a lower equity credit being given to the Debentures as of the date of such change than the equity credit that would have been assigned to the Debentures as of the date of such change by such rating agency pursuant to its current criteria.
          “Regular Record Date” means (i) with respect to a Semi-Annual Interest Payment Date, on October 1 or April 1, as any case may be, next preceding the relevant Interest Payment date, and (ii) with respect any Quarterly Interest Payment Date, the 15th day preceding the relevant Interest Payment Date.
          “Repayment Date” means the Scheduled Maturity Date and each Quarterly Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the Debentures.
          “Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of March 29, 2007, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.02(a)(vii) hereof.
          “Responsible Officer of the Paying Agent” means, with respect to The Bank of New York Trust Company, N.A. in its capacity as Paying Agent, any officer within the corporate trust department (or any successor department, unit or division of The Bank of New York Trust Company, N.A.) assigned to the paying agent office of The Bank of New York Trust Company, N.A., in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture.
          “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).
          “Scheduled Maturity Date” has the meaning specified in Section 2.02(a)(i).
          “Securities Registrar” means, with respect to the Debentures, The Bank of New York Trust Company, N.A., or any other firm appointed by the Company, acting as securities registrar for the Debentures.
          “Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York Trust Company, N.A., in its capacity as Securities Registrar under the Indenture, is located at 2 North Lasalle Street, Suite 1020, Global Corporate Trust, Chicago, Illinois 60602.

          “Semi-Annual Interest Payment Date” shall have the meaning specified in Section 2.04.
          “Semi-Annual Interest Period” means the period beginning on and including March 29, 2007 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date until April 15, 2017.
          “Share Cap” has the meaning specified in Section 2.06.
          “Tax Event” means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any: (i) amendment to or change (including any prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after March 29, 2007, (ii) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after March 29, 2007, or (iii) threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any tax payer that has raised capital through the issuance of securities that are substantially similar to the Debentures and which securities, as of their issue date, were rated at least investment grade by a nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act, there is more than an insubstantial risk that interest payable by the Company on the Debentures is not, or within 90 days of the date of such opinion will not be, wholly deductible by the Company for United States federal income tax purposes.
          “Three-Month LIBOR” means, with respect to any Floating Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Period. If such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $ 1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Floating Rate Interest Period for loans in U.S. dollars to leading European banks for a three-

month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $ 1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Floating Rate Interest Period will be the same as Three-Month LIBOR as determined for the previous Floating Rate Interest Period or, in the case of the Floating Rate Interest Period beginning on April 15, 2017, 6.375%. The establishment of Three-Month LIBOR for each Floating Rate Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.
          “Trading Day” means a day on which Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Stock is quoted in the over-the-counter market.
          “Treasury Dealer” means Citigroup Global Markets Inc. (or its successor) or, if Citigroup Global Markets Inc. (or its successor) refuses to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.
          “Treasury Price” means, with respect to a Redemption Date, the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that Trading Day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” as determined by the Treasury Dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day, or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.
          “Treasury Rate” means, with respect to a Redemption Date, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated by the Treasury Dealer in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).
          “Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE DEBENTURES
          Section 2.01. Designation, Principal Amount and Authorized Denominations. (a) Designation. Pursuant to Sections 201 and 301 of the Indenture, there is hereby established a series of Securities of the Company designated as the 6.375% Directly-Issued Subordinated Capital Securities (DISCSSM ) due 2067 (the “Debentures”), the principal amount of which to be issued shall be in accordance with Section 2.01(b) hereof and as set forth in any Company Order for the authentication and delivery of Debentures pursuant to the Indenture, and the form and terms of which shall be as set forth hereinafter.
     (b) Principal Amount. Debentures in an initial aggregate principal amount of $1,000,000,000 shall, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Debentures in accordance with a Company Order. Additional Debentures may be issued pursuant to this First Supplemental Indenture on the same terms and conditions as the Debentures issued under this First Supplemental Indenture in all respects, except for any difference in the issue date, issue price and interest accrued prior to the issue date of the additional Debentures, and with the same CUSIP number as the Debentures issued under this First Supplemental Indenture so long as such additional Debentures are fungible for U.S. tax purposes with the Debentures issued as of the date of this First Supplemental Indenture. Any additional Debentures issued under this First Supplemental Indenture will rank equally and ratably in right of payment with the Debentures issued on the date of this First Supplemental Indenture and together will be treated as a single series of Debentures for all purposes under the Indenture and this First Supplemental Indenture.
     (c) Authorized Denominations. The denominations in which Debentures shall be issuable is $1,000 principal amount and integral multiples thereof.
          Section 2.02. Repayment.
     (a) Scheduled Maturity Date.
     (i) The principal amount of, and all accrued and unpaid interest on, the Debentures shall be payable in full on April 15, 2037 or, if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided, however, that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.02(a) in connection with the Scheduled Maturity Date, (x) the principal amount of Debentures payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of Debentures shall be repaid on the Scheduled Maturity Date pursuant to Article 5 hereof, and (z) subject to clause (ii) of this Section 2.02(a), the remaining Debentures shall remain Outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Article 4 hereof, become due and payable pursuant to Section 502 of the Indenture or on the Final Maturity Date.
     (ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.02(a) in connection with any Quarterly Interest Payment Date, the principal amount of the Debentures repayable on such Quarterly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, and shall be repaid on such Quarterly Interest Payment Date pursuant to Article 5 hereof, and the remaining Debentures shall remain Outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Article 4 hereof, become due and payable pursuant to Section 502 of the Indenture or on the Final Maturity Date.
     (iii) The obligation of the Company to repay the Debentures pursuant to this Section 2.02(a) on any date prior to the Final Maturity Date shall be subject to its obligations under Article Thirteen of the Indenture to the holders of Senior Indebtedness.
     (iv) Until the Debentures are paid in full:
     (A) the Company shall use Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date on which the Company delivers the notice required by clause (v) of this Section 2.02(a) and Section 5.01 (not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date) to permit repayment of the Debentures in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.02(a); and
     (B) if the Company is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the Debentures on the Scheduled Maturity Date or any subsequent Quarterly Interest Payment Date, the Company shall use Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient proceeds from the issuance of Qualifying Capital Securities during a 90-day period ending on the date on which the Company delivers the notice required by clause (v) of this Section 2.02(a) and Section 5.01 (not more than 15 and not less than 10 Business Days prior to the following Quarterly Interest Payment Date) to permit repayment of the Debentures in full on such following Quarterly Interest Payment Date pursuant to clause (i)(z) of this Section 2.02(a); and

     (C) the Company shall apply any net proceeds from the issuance of Qualifying Capital Securities to the repayment of the Debentures as provided in clause (vi) of this Section 2.02(a).
     (v) The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (iv) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee (which Officers’ Certificate shall be forwarded by the Trustee to each Holder of Debentures) no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (iv) above in connection with such Repayment Date. The Company shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (iv) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 90-day period preceding the date of such Officers’ Certificate; and (B) either (a) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the Market Disruption Event continued for only part of the period but the Company was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Debentures in full. Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of Debentures is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 5.01 setting forth the principal amount of the Debentures to be repaid on such Repayment Date, if any, which amount shall be determined after giving effect to clause (vi) of this Section 2.02(a).
     (vi) Net proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the Debentures on any Repayment Date will be applied, first, to pay deferred interest (including Additional Interest) to the extent of Eligible Proceeds raised pursuant to Section 2.06, second, to pay current interest to the extent not paid from other sources and, third, to repay the Outstanding principal of the Debentures, subject to a minimum principal amount of $5 million to be repaid on any Repayment Date; provided that if the Company is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities, in addition to the Debentures then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the Debentures and those other outstanding securities having the same scheduled maturity date as the Debentures, pro rata in accordance with their respective Outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Debentures has been paid in full. If the Company raises less than $5 million of net proceeds from the sale of Qualifying Capital Securities during the relevant 180-day or 90-day period, the Company will not be required to repay any

Debentures on the Scheduled Maturity Date or the next Quarterly Interest Payment Date, as applicable, but will use those net proceeds to repay the Debentures on the next Quarterly Interest Payment Date as of which the Company has raised at least $5 million of net proceeds.
     (vii) The Company shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining whether or to what extent repayment, redemption or purchase of the Debentures is permitted, except with the consent of Holders of at least a majority in aggregate Outstanding principal amount of the Debentures. Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the Holders of the Debentures.
     (b) Final Maturity Date. The principal of, and all accrued and unpaid interest on, all Outstanding Debentures shall be due and payable on March 29, 2067 or, if such date is not a Business Day, the following Business Day (the “Final Maturity Date”), regardless of the amount of Qualifying Capital Securities the Company may have issued and sold by that time.
          Section 2.03. Form. The Debentures shall be substantially in the form of Exhibit A attached hereto and shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Debentures issued in definitive form will be payable, the transfer of such Debentures will be registrable and such Debentures will be exchangeable for Debentures bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holders at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holders specified in writing by the Holders not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar. The Debentures may be presented for registration of transfer or exchange at the Securities Registrar Office. The Debentures are initially solely issuable as Global Securities. Registered Debentures shall be physically transferred to all beneficial owners in definitive form in exchange for their beneficial interests in a Global Security if the Depositary with respect to such Global Securities notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Securities Act of 1934, as the case may be, and a successor Depositary is not appointed by the Company within 90 days of such notice.
          In addition, beneficial interests in the Global Securities may be exchanged for definitive certificated Debentures upon request by or on behalf of the Depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Debentures. If the Company determines at any time that the Debentures shall no longer be represented by a Global Security, the Company shall inform the Depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the Global Security. If such participants then elect to withdraw their beneficial interests, the Company shall issue certificates in definitive form in exchange for such beneficial interests in the Global Security. Any Global Security, or portion thereof, that is exchangeable pursuant to this Section 2.03 shall be exchangeable for Debenture certificates, as the case may be, registered in the names directed by the Depositary.
          Section 2.04. Rate of Interest; Interest Payment Date.
     (a) Rate of Interest. The Debentures shall bear interest from and including March 29, 2007 to but excluding April 15, 2017 or earlier redemption date of the Debentures, at the rate of 6.375% per annum, payable as set forth in clause (b) below computed on the basis of a 360-day year comprised of twelve 30-day months. Commencing on April 15, 2017, the Debentures shall accrue interest at an annual rate of Three-Month LIBOR plus 2.25% (the “Floating Rate”), payable as set forth in clause (b) below. The amount of Floating Rate interest payable on the Debentures for any Floating Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year. Amounts scheduled for payment but not paid upon any Interest Payment Date, including amounts not required to be paid due to deferral under the terms of this First Supplemental Indenture, shall bear Additional Interest from the originally scheduled payment date therefor at the rate borne by the Debentures, provided that if a scheduled Semi-Annual Interest Payment Date is not a Business Day, such Semi-Annual Interest Payment Date shall be postponed to the next succeeding day that is a Business Day, and no interest will accrue as a result of that postponement. If a scheduled Quarterly Interest Payment Date is not a Business Day, such Quarterly Interest Payment Date shall be postponed to the next succeeding day that is a Business Day; provided that if such Business Day is in the next succeeding calendar month, such Quarterly Interest Payment Date shall be the immediately preceding Business Day. Interest will accrue from and including the last date in respect of which interest has been paid or duly provided for to but excluding the Interest Payment Date on which the interest is actually paid, except as otherwise provided above with respect to extensions to the next Business Day.
     (b) Interest Payment Dates. Subject to the other provisions hereof, interest on the Debentures shall be payable (i) semi-annually in arrears on October 15 and April 15 of each year, commencing on October 15, 2007, until April 15, 2017 (each such date, a “Semi-Annual Interest Payment Date”) and (ii) thereafter, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2017 (each such date, a “Quarterly Interest Payment Date” and, together with Semi-Annual Interest Payment Dates, each, an “Interest Payment Date”).
     (c) Interest will be payable to the Persons in whose name the Debentures are registered at the close of business on the Regular Record Date next preceding the relevant Interest Payment Date, except that interest payable at maturity shall be paid to the Person to whom principal is paid.

          Section 2.05. Interest Deferral.
     (a) Option to Defer Interest Payments.
     (i) So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right at one or more times, to defer the payment of interest on the Debentures for one or more consecutive Interest Periods that do not exceed 10 years, provided that no Deferral Period shall extend beyond the Final Maturity Date, the earlier accelerated maturity date of the Debentures or other repayment or redemption in full of the Debentures. If the Company has paid all deferred interest (including Additional Interest) on the Debentures, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.05.
     (ii) At the end of any Deferral Period, the Company shall pay all deferred interest on the Debentures to the Persons in whose names the Debentures are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.
     (iii) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.05(b).
     (b) Payment of Deferred Interest. The Company will not pay any deferred interest (including Additional Interest) on the Debentures from any source other than Eligible Proceeds prior to the Final Maturity Date, except at any time that the principal amount has been accelerated and such acceleration has not been rescinded or in the case of a Business Combination to the extent described below in this Section 2.05(c). Notwithstanding the foregoing, the Company may pay current interest from any available funds.
     (c) Business Combination Exception. If the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving or resulting entity of such Business Combination, or the Person to whom all or substantially all of the Company’s property or assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination or Person to whom all or substantially all of the Company’s property or assets are conveyed, transferred or leased, or Continuing Directors cease for any reason to constitute a majority of the directors of the surviving or resulting entity or Person to whom all or substantially all of the Company’s property or assets are conveyed, transferred or leased, then Section 2.05(b) and Section 2.06 shall not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination.
     (d) Notice of Deferral. The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the

Debentures at least one Business Day and not more than sixty Business Days before the next Interest Payment Date. Notice of the Company’s election of a Deferral Period shall be given to the Trustee and each Holder of Debentures at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.
          Section 2.06. Alternative Payment Mechanism.
     (a) Obligation to Issue APM Qualifying Securities. During the APM Period, the Company shall, subject to the occurrence and continuation of a Market Disruption Event as described under Section 2.06(b) and subject to Section 2.05(b) and Section 2.06(c), use its Commercially Reasonable Efforts to sell APM Qualifying Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the Debentures, including Additional Interest, and apply such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with this Section 2.06, provided that:
     (i) the Company shall not be required to pay interest on the Debentures (and therefore the Company shall not be required to issue APM Qualifying Securities to raise proceeds to pay such interest) at a time when the payment of such interest would violate the terms of any securities issued by the Company or any Subsidiary that is senior to the Debentures in right of payment upon liquidation, dissolution or winding-up of the Company;
     (ii) the Company shall not be required to issue Common Stock prior to the fifth anniversary of the commencement of a Deferral Period to the extent that the number of shares of Common Stock issued during such Deferral Period together with the number of shares of Common Stock previously issued or issuable upon exercise of Qualifying Warrants previously issued during such Deferral Period applied to pay deferred interest on the Debentures pursuant to this Section 2.06 would exceed an amount equal to 2% of the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements immediately prior to the date of such issuance (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply with respect to a Deferral Period following the fifth anniversary of the commencement of that Deferral Period, at which point the Company must pay any deferred interest, regardless of the time at which it was deferred, pursuant to this Section 2.06, subject to a Market Disruption Event and the Share Cap (defined below); and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Company subsequently pays all deferred interest, the Common Equity Issuance Cap will cease to apply with respect to a Deferral Period at the termination of such Deferral Period and will not apply again unless and until the Company starts a new Deferral Period;
     (iii) the Company shall not be required to issue Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock to the extent that the net proceeds of any issuance of Qualifying Preferred Stock and Mandatorily

Convertible Preferred Stock, together with the net proceeds of all prior issuances of Qualifying Preferred Stock and any still-outstanding Mandatorily Convertible Preferred Stock applied to pay interest on the Debentures pursuant to this Section 2.06 during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the Debentures (the “Preferred Stock Issuance Cap”);
     (iv) the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Company’s sole discretion, subject to the Share Cap, and the Company is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Debentures, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Warrants; and
     (v) notwithstanding the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, for purposes of paying deferred interest, the Company shall not be permitted, subject to the provisions below, to sell Common Stock, Qualifying Warrants, or Mandatorily Convertible Preferred Stock such that the Common Stock to be issued (or which would be issuable upon exercise or conversion thereof) would be in excess of 169 million shares (as adjusted for any stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction) or as described in the following paragraph (the “Share Cap”).
     The Share Cap limitation shall apply so long as the Debentures remain Outstanding. At any time that interest has been deferred under the Debentures and remains unpaid, the Company shall use its commercially reasonable efforts to (1) raise the Share Cap such that it is at least equal to three times the number of shares of common stock that the Company would need to issue to raise sufficient proceeds to pay (assuming a price per share equal to the average trading price of shares of Common Stock over the ten-trading day period preceding such date) then outstanding deferred interest (including Additional Interest) on the Debentures up to a maximum of ten years of interest (including Additional Interest) or (2) if the Company cannot increase the Share Cap pursuant to the preceding clause (1), obtain shareholder consent at the next annual shareholders meeting to increase the number of shares of the Company’s authorized common stock for purposes of satisfying the Company’s obligations to pay deferred interest. For purposes of determining the amounts accruing during a floating rate period, the interest will be computed by reference to spot three-month LIBOR on the calculation date plus a margin equal to 2.25%.
     For the avoidance of doubt, once the Company reaches the Common Equity Issuance Cap for a Deferral Period, although the Company shall not be required to issue more Common Stock pursuant to this Section 2.06(a) prior to the fifth anniversary of the commencement of a Deferral Period even if the amount referred to in clause (ii) of this Section 2.06(a) subsequently increases because of a subsequent increase in the number of outstanding shares of Common Stock, the Company shall have the right to do so.

     (b) Market Disruption Event. Section 2.06(a) shall not apply, with respect to any Interest Payment Date, if the Company shall have provided to the Trustee no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate (which the Trustee will promptly forward upon receipt to each Holder of Debentures) stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Market Disruption Event continued for only part of this period, but the Company was unable after commercially reasonable efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid deferred interest.
     (c) Partial Payment of Deferred Interest.
     (i) If the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest, including Additional Interest, on any Interest Payment Date, such Eligible Proceeds shall be allocated to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Common Equity Issuance Cap, the Preferred Stock Issuance Cap, and the Share Cap, as applicable, and payment on each installment of deferred interest shall be distributed to Holders of the Debentures on a pro rata basis.
     (ii) If the Company has outstanding Pari Passu Securities under which the Company is obligated to sell securities that are APM Qualifying Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and distributions shall be applied to the Debentures and those other Pari Passu Securities on a pro rata basis up to the Common Equity Issuance Cap, the Preferred Stock Issuance Cap and the Share Cap (or comparable provisions in the instruments governing those other Pari Passu Securities) in proportion to the total amounts that are due on the Debentures and such other Pari Passu Securities.
     (d) Qualifying Warrants. If the Company sells Qualifying Warrants to pay deferred interest to satisfy its obligations pursuant to this Section 2.06, the Company shall use commercially reasonable efforts, subject to the Share Cap, to set the terms of such Qualifying Warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest on the Debentures in accordance with this Section 2.06.
          Section 2.07. Events of Default. (a) (i) Solely for purposes of the Debentures, Section 501 of the Indenture shall be deleted and replaced by the following:

Section 5.01. Events of Default
“Event of Default”, wherever used herein with respect to the Debentures, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1)	default in the payment of interest, including Additional Interest, in full on any Debentures for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period if at such time such Deferral Period has not ended, or on the Final Maturity Date;

(2)	default in the payment of principal on the Debentures when due, whether at the Stated Maturity, upon redemption, upon a declaration of acceleration, or otherwise, subject to the limitations set forth in Section 2.02 of this First Supplemental Indenture; or

(3)	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(4)	the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.
When the Trustee incurs expenses or renders services in connection with an Event of Default specified in clauses (3) and (4) set forth in this Section 5.01, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law.
     (ii) Solely for purposes of the Debentures, Section 502 of the Indenture shall be deleted and replaced by the following:
Section 5.02. Acceleration of Maturity; Rescission and Annulment. If an Event of Default set forth in Section 501 of the Indenture, as amended by Section 2.07 of this First Supplemental Indenture, with respect to the Debentures occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures may declare the principal amount of all of the Outstanding Debentures and interest accrued thereon, if any, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such amount shall become immediately due and payable; provided that the payment of principal and interest, including Additional Interest, on the Debentures shall remain subordinated to the extent provided in Section 2.12 of this First Supplemental Indenture.
At any time after such a declaration of acceleration with respect to the Debentures has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article Five of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Debentures, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:
(1)	the Company has paid or deposited with the Trustee a sum sufficient to pay:
(A)	all overdue installments of interest (including any Additional Interest) on all Debentures,

(B)	the principal of the Debentures which has become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the Debentures,

(C)	to the extent that payment of such interest is lawful, Additional Interest, and

(D)	all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and
(2)	all Events of Default with respect to the Debentures, other than the non-payment of the principal of the Debentures which has become due solely by such declaration of acceleration, have been cured or waived as provided under Section 513 of the Indenture (as amended by Section 2.07(e) of this First Supplemental Indenture). No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.
Upon receipt by the Trustee of written notice declaring such an acceleration, or rescission and annulment thereof, with respect to Debentures, all or part of which is represented by a Global Security, a record date shall be established for determining Holders of Outstanding Debentures entitled to join in such notice, which record date shall be at the close of business on the day the Trustee receives such notice. The Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to join in such notice, whether or not such Holders remain Holders after such record date; provided, that, unless such declaration of acceleration, or rescission and annulment, as the case may be, shall have become effective by virtue of the requisite percentage having joined in such notice prior to the day which is 90 days after such record date, such notice of declaration of acceleration, or rescission and annulment, as the case may be, shall automatically and without further action by any Holder be canceled and of no further effect. Nothing in this paragraph shall prevent a Holder, or a proxy of a Holder, from giving, after expiration of such 90-day period, a new written notice of declaration of acceleration, or rescission and annulment thereof, as the case may be, that is identical to a written notice which has been canceled pursuant to the proviso to the preceding sentence, in which event a new record date shall be established pursuant to the provisions of Section 502 of the Indenture, as amended by Section 2.07 of this First Supplement Indenture.
     (b) The Trustee shall provide to the Holders of the Debentures such notices as it shall from time to time provide with respect to the Debentures under Section 602 of the Indenture. In addition, the Trustee shall provide to the Holders of the Debentures notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Debentures, within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event unless the default or Event of Default has been cured or waived. However, except in cases of a default or an Event of Default in payment on the Debentures, the Trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such Holders.
     (c) Notwithstanding anything to the contrary in the Indenture or this First Supplemental Indenture, the Trustee shall have no obligation to exercise any remedies with respect to any such default unless and except to the extent directed in writing to do so by the Holders of a majority in principal amount of the Outstanding Debentures in accordance with and subject to the conditions set forth in Sections 512 and 603(e) of the Indenture. The Trustee may conclusively assume that Sections 2.05 and 2.06 of this First Supplemental Indenture have been complied with unless the Company or the Holders of 25% in aggregate principal amount of the Debentures have given the Trustee written notice to the contrary.
     (d) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the Holders of the Debentures under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the Debentures or the terms of this First Supplemental Indenture, including the Company’s obligations under Section 2.02(a)(iv), Section 2.05 or Section 2.06 of this First Supplemental Indenture, shall be an Event of Default with respect to the Debentures, other than those specified in this Section 2.07; and except as provided herein and in the Indenture with respect the occurrence and during the continuance of an Event of Default, and as provided in Section 2.07(c) above, the Trustee shall be under no duty or obligation to exercise any remedies or otherwise take any action in respect of any other default that may occur under or in respect of this First Supplemental Indenture or the Indenture.
     (e) Solely for purposes of the Debentures, Section 513 of the Indenture shall be deleted and replaced with the following:
Section 513 Waiver of Past Defaults.
Prior to the declaration of the acceleration of the maturity of the Debentures, the Holders of not less than a majority in principal amount of the Outstanding Debentures may on behalf of the Holders of all the Debentures waive any past default with respect to the Debentures except a default:
(1)	in the payment of the principal of or interest (including any Additional Interest) on any Debenture, or

(2)	in respect of a covenant or provision hereof which under Article Nine of the Indenture, as amended by Article Seven of this First

Supplemental Indenture, cannot be modified or amended without the consent of the Holder of each Outstanding Debenture affected.
Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.
          Section 2.08. Securities Registrar; Paying Agent; Delegation of Trustee Duties.
     (a) The Company appoints The Bank of New York Trust Company, N.A., as Securities Registrar and Paying Agent with respect to the Debentures.
     (b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.
          Section 2.09. Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the Debentures, agrees that in certain events of the Company’s bankruptcy, insolvency or receivership prior to the redemption or repayment of such Debentures, that Holder of Debentures shall have no claim for, and thus no right to receive, any deferred and unpaid interest (including Additional Interest) pursuant to Section 2.05 that has not been paid pursuant to Sections 2.05 and 2.06 to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Additional Interest) on such Holder’s Debentures.
          Section 2.10. Location of Payment. Solely for the purposes of the Debentures, the first paragraph of Section 307 of the Indenture shall be deleted and replaced by the following:
Section 3.07. Payment Of Interest; Interest Rights Preserved.
Payment of the principal of (and premium, if any) and interest on the Debentures will be made at the paying agent office, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than 10 days before the relevant Interest Payment Date. The office where the Debentures may be presented or surrendered for payment and the office where the Debentures may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served shall be the paying agent office.
          Section 2.11. No Sinking Fund. The Debentures shall not be subject to any sinking fund or analogous provisions.
          Section 2.12. Subordination. The subordination provisions of Article Thirteen of the Indenture shall apply to the Debentures.
          Section 2.13. Satisfaction, Discharge and Defeasance. The provisions of Section 403 of the Indenture shall apply to the Debentures.
ARTICLE 3
COVENANTS
          Section 3.01. Dividend and Other Payment Stoppages. So long as any Debentures remain Outstanding, if the Company has given notice of its election to defer interest payments on the Debentures but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to:
     (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;
     (b) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation, dissolution or winding up on a parity with or junior to the Debentures; or
     (c) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiaries if the guarantee ranks upon the Company’s liquidation, dissolution or winding up on a parity with or junior to the Debentures;
provided, however, that the restrictions in clauses (a), (b) and (c) above do not apply to:
     (i) any purchase, redemption or other acquisition of shares of its capital stock by the Company in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (B) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period, (C) a dividend reinvestment or shareholder purchase plan, or (D) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period;
     (ii) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock;
     (iii) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;
     (iv) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;
     (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;
     (vi) any payment of current or deferred interest on Pari Passu Securities that is made pro rata to the amounts due on such Pari Passu Securities (including the Debentures); provided that such payments are made in accordance with Section 2.06(c) to the extent it applies, and any payments of deferred interest on Pari Passu Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Pari Passu Securities; or
     (vii) any payment of principal in respect of Pari Passu Securities having the same scheduled maturity date as the Debentures, as required under a provision of such other Pari Passu Securities that is substantially the same as the provisions in Section 2.02, and that is made on a pro rata basis among one or more series of Pari Passu Securities (including the Debentures) having such a provision and the Debentures; or
     (viii) any repayment or redemption of a security necessary to avoid a breach of the instrument governing the same.
          Section 3.02. Additional Limitation on Deferral Over One Year. If any Deferral Period lasts longer than one year, the limitation on the Company’s ability to redeem or purchase APM Qualifying Securities or any securities of the Company that on the Company’s bankruptcy or liquidation rank pari passu, or junior, as applicable, to such APM Qualifying Securities as set forth in Section 3.01, shall continue until the first anniversary of the date on which all deferred interest on the Debentures has been paid, subject to the exceptions listed in Section 3.01 above. However, if the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person that is the surviving or resulting entity of such Business Combination, or the Person to whom all or substantially all of the Company’s property or assets are conveyed, transferred or leased in such

Business Combination, is owned by the shareholders of the other party to such Business Combination or Person to whom all or substantially all of the Company’s property or assets are conveyed, transferred or leased, or Continuing Directors cease for any reason to constitute a majority of the directors of the surviving or resulting entity or Person to whom all or substantially all of the Company’s property or assets are conveyed, transferred or leased, then the immediately preceding sentence will not apply during the Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination.
ARTICLE 4
REDEMPTION OF THE DEBENTURES
          Section 4.01. Redemption. The Debentures shall be redeemable in accordance with Article Eleven of the Indenture, except to the extent otherwise provided in this First Supplemental Indenture:
     (a) in whole or in part, at the Company’s option at any time after the date of this First Supplemental Indenture;
     (b) in whole but not in part, within 90 days after the occurrence of a Tax Event or a Rating Agency Event;
provided that no partial redemption pursuant to Section 4.01(a) shall be effected (x) unless at least $25 million aggregate principal amount of the Debentures, excluding any Debentures held by the Company or any of its affiliates, remains Outstanding after giving effect to such redemption and (y) if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Debentures for all interest periods terminating on or before the redemption date.
          Section 4.02. Redemption Price. The Redemption Price for any redemption pursuant to Section 4.01(a) or (b) will be equal to (1) in the case of any redemption on or after April 15, 2017, 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest to the redemption date or (2) in the case of any redemption prior to April 15, 2017, the greater of (i) 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to the redemption date and (ii) the Make-Whole Redemption Price.
          Section 4.03. Transfers and Exchanges. In the event of any redemption, neither the Company nor the Trustee will be required to
     (a) issue, register the transfer of, or exchange, Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Debentures and ending at the close of business on the day of mailing of notice of redemption; or

     (b) transfer or exchange any Debentures so selected for redemption, except, in the case of any Debentures being redeemed in part, any portion thereof not to be redeemed.
ARTICLE 5
REPAYMENT OF DEBENTURES
          Section 5.01. Repayments. The Company shall, not more than 45 nor less than 30 Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of the principal amount of Debentures to be repaid on such date pursuant to Section 2.02(a).
          Section 5.02. Selection of the Debentures to be Repaid. If less than all the Debentures are to be repaid on any Repayment Date (unless the Debentures are issued in the form of a Global Security), the particular Debentures to be repaid shall be selected not more than 30 days prior to such Repayment Date by the Trustee, from the Outstanding Debentures not previously repaid or called for redemption, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Debentures, provided that the portion of the principal amount of any Debentures not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).
          The Trustee shall promptly notify the Company in writing of the Debentures selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Debentures shall relate, in the case of any Debentures repaid or to be repaid only in part, to the portion of the principal amount of such Debentures which has been or is to be repaid.
          Section 5.03. Notice of Repayment. Notice of repayment shall be given by first-class mail, postage prepaid, mailed not earlier than the 15th day, and not later than the 10th Business Day, prior to the Repayment Date, to each Holder of Debentures to be repaid, at the address of such Holder as it appears in the Security Register.
          Each notice of repayment shall identify the Debentures to be repaid (including the Debentures’ CUSIP number, if a CUSIP number has been assigned to the Debentures) and shall state:
     (a) the Repayment Date;
     (b) if less than all Outstanding Debentures are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Debentures to be repaid;
     (c) that on the Repayment Date, the principal amount of the Debentures to be repaid will become due and payable upon each such Debentures or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

     (d) the place or places where such Debentures are to be surrendered for payment of the principal amount thereof.
          Notice of repayment shall be given by the Company or, if the Company timely notifies the Trustee, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice. In any case, a failure to give such notice by mail or any defect in the notice to any Holder of any Debentures designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Debentures.
          Section 5.04. Deposit of Repayment Amount. On or prior to 11:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 5.03, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money, in immediately available funds, sufficient to pay the principal amount of, and any accrued interest on, all the Debentures which are to be repaid on that date.
          Section 5.05. Repayment of Debentures. If any notice of repayment has been given as provided in Section 5.03, the Debentures or portion of the Debentures with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Debentures at a Place of Payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest to but excluding the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding Debentures, installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such Debentures, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 1001 of the Indenture. Upon presentation of any Debentures repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holders thereof, at the expense of the Company, a new Debenture, of authorized denominations, in aggregate principal amount equal to the portion of the Debentures not repaid and so presented and having the same Scheduled Maturity Date and other terms. If a Global Security is so surrendered, such new Debentures will also be a new Global Security.
          If any Debentures required to be repaid shall not be so repaid upon surrender thereof, the principal of such Debentures shall, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefore in the Debentures.
ARTICLE 6
ORIGINAL ISSUE OF DEBENTURES
          Section 6.01. Calculation of Original Issue Discount. If during any calendar year any original issue discount shall have accrued on the Debentures, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) upon reasonable request (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Debentures as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.
ARTICLE 7
SUPPLEMENTAL INDENTURES
          Section 7.01. Supplemental Indentures Without Consent Of Holders. Solely for purposes of the Debentures, Section 901 of the Indenture shall be deleted and replaced with the following:
Section 901. Supplemental Indentures Without Consent Of Holders. Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may supplement or amend the Indenture and this First Supplemental Indenture for any of the following purposes:
(1)	to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; or

(2)	to add to or modify the covenants of the Company for the benefit of the Holders of Debentures or to surrender any right or power herein conferred upon the Company; provided that no such amendment, modification or surrender may add Events of Default or acceleration events with respect to the Debentures; or

(3)	to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Debentures and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611(b) of the Indenture; or

(4)	to qualify or maintain qualification of this Indenture under the Trust Indenture Act; or

(5)	to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under this Indenture, provided such action shall not adversely affect the interests of the Holders of Debentures in any material respect; or

(6)	to make any changes to the Indenture or this First Supplemental indenture in order to conform the Indenture and this First Supplemental Indenture to the final prospectus supplement, dated March 26, 2007, provided to investors in connection with the offer and sale of the Debentures.
          Section 7.02. Supplemental Indentures With Consent of Holders.
     Solely for purposes of the Debentures, clauses (1) through (4) of Section 902 of the Indenture shall be deleted and replaced with the following:
(1)	change the Stated Maturity of the principal of, or any installment of interest (including any Additional Interest) on, any Debenture, including the Scheduled Maturity Date and the Final Maturity Date,

(2)	reduce the principal amount thereof or the rate of interest thereon or reduce any premium payable upon the redemption thereof, or otherwise change the manner of calculating payments due on the Debentures in a manner adverse to Holders of the Debentures,

(3)	change in an adverse manner the place of payment where, or change the coin or currency in which, any Debenture or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment, or

(4)	reduce the percentage in principal amount of the Outstanding Debentures, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or this First Supplemental Indenture or certain defaults hereunder and their consequences or otherwise reduce the requirements contained in the Indenture or this First Supplemental Indenture for quorum or voting in respect of the Debentures, or

(5)	modify any of the provisions of this Section or Section 513 of the Indenture (as amended by Section 2.07(e) of this First Supplemental Indenture), except to increase any such percentage or to provide that certain other provisions of the Indenture or this First Supplemental Indenture cannot be modified or waived without the consent of the Holder of each Debenture affected thereby.

ARTICLE 8
MISCELLANEOUS
          Section 8.01. Effectiveness. This First Supplemental Indenture will become effective upon its execution and delivery.
          Section 8.02. Effect of Recitals. The recitals contained herein and in the Debentures, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Debentures. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Debentures or the proceeds thereof.
          Section 8.03. Ratification of Indenture. The Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
          Section 8.04. Tax Treatment. The Company agrees, and by acceptance of a Debenture or a beneficial interest in a Debenture each Holder of a Debenture and any person acquiring a beneficial interest in a Debenture agrees, to treat the Debentures as indebtedness for United States federal income tax purposes.
          Section 8.05. Governing Law. This First Supplemental Indenture, the Indenture as supplemented hereby and the Debentures shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.
          Section 8.06. Severability. In case any provision in this First Supplemental Indenture, the Indenture as supplemented hereby or in the Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
* * *
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE CHUBB CORPORATION
By:	/s/ Michael O'Reilly
	Name:	Michael O'Reilly
	Title:	Vice Chairman and Chief Financial Officer

[CORPORATE SEAL]
Attest:	/s/ W. Andrew Macan
	Name:	W. Andrew Macan
	Title:	Vice President and Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee
By:	/s/ Benita A. Vaughn
	Name:	Benita A. Vaughn
	Title:	Vice President